Exhibit 2.1

FINAL

Agreement and Plan of Merger

among

iSun, Inc.

and

iSun Residential, Inc.

and

iSun Residential Merger Sub, Inc.

and

Solarcommunities, Inc.

and

Duane Peterson, James Moore, and Jeffrey Irish, as Shareholder Representative Group

dated as of
September 8, 2021

TABLE OF CONTENTS1

i

Schedule of Exhibits
Exhibit A – Form of Employment Agreement
Exhibit B – Form of Escrow Agreement
Exhibit C – Exchange Agent Agreement
Exhibit D – Working Capital Calculation Methodology
Exhibit E – Flow of Funds to Shareholders
Exhibit F – Letter of Transmittal
Exhibit G – Earn-out Payments
Exhibit H – Form of PPP Escrow Agreement
Exhibit I – Form of Put Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of September 8, 2021 (the “Signing Date”), is entered into among iSun, Inc., a Delaware corporation (“Parent”), iSun Residential, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“iSun Residential”), iSun Residential Merger Sub, Inc., a Vermont corporation and wholly- owned subsidiary of iSun Residential (“Merger Sub,” and, together with iSun Residential, the “Parent Subsidiaries”), and SolarCommunities, Inc. d/b/a SunCommon, a Vermont benefit corporation (the “Company”), and Duane Peterson, James Moore, each an individual resident of the State of Vermont and Jeffrey Irish, an individual resident of the State of Florida, solely in their capacity as a Shareholder Representative (collectively, the “Shareholder Representative Group”). Parent, iSun Residential, Merger Sub, Company and the Shareholder Representative Group are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is a solar energy business that installs and maintains solar equipment for residential, commercial, and municipal customers throughout Vermont and New York;

WHEREAS, Parent is a solar energy business that installs and maintains solar equipment and associated software for residential, commercial, utility, community solar and municipal customers throughout the United States;

WHEREAS, Parent and the Company anticipate that a consolidation of their separate operations represent a strategic investment opportunity, and that the Company’s installation and maintenance expertise, customer service, marketing, sales and customer base are a strong complement to Parent’s existing business;

WHEREAS, Parent organized both iSun Residential and Merger Sub to effect such consolidation;

WHEREAS, Parent is guaranteeing the obligations of iSun Residential and Merger Sub under this Agreement and the Ancillary Documents;

WHEREAS, the Parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) approved and declared entry into this Agreement and the transactions contemplated hereby, including the Merger, advisable to and in the best interests of the Company and its shareholders, and (b) resolved to recommend adoption of this Agreement by the shareholders of the Company in accordance with Section 11.10 of the Vermont Business Corporation Act (the “VBCA”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain the approval by its shareholders of this Agreement, the Merger and the transactions contemplated hereby in accordance with the applicable provisions of the VBCA;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), iSun Residential (the “iSun Residential Board”), and Merger Sub (the “Merger Sub Board”) have each unanimously approved and declared entry into this Agreement and the transactions contemplated hereby, including the Merger, advisable to and in the best interests of Parent, iSun Residential, and Merger Sub, respectively, and each such entity’s shareholders; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

Section 1.01      Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Actual Working Capital” means Parent’s calculation of the actual amount of Working Capital as of the Effective Time.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Escrow Agreement, the Exchange Agent Agreement, the Employment Agreements; the PPP Escrow Agreement, the Put Agreements, and any other agreement, instrument or document delivered or required by any Party pursuant to this Agreement, any agreement previously set forth in this definition or the transactions contemplated hereby or thereby.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act, Council Regulation 139/2004 of the European Union and all other U.S. or non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, affecting competition or market conditions through merger, acquisition or other transaction or effectuating foreign investment, in any case that are applicable to the Merger.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Montpelier, Vermont are authorized or required by Law to be closed for business.

“Calculation Period” means each of the calendar years ending on December 31, 2020, 2021 and 2022, respectively.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the regulations promulgated thereunder.

“Cash” means: (i) the aggregate cash balance of the Company and each Company Subsidiary, including all cash, cash equivalents (including money market accounts, money market funds, money market instruments and demand deposits), commercial paper, and marketable securities, plus (ii) third-party checks pending deposit or deposited or held in their accounts that have not yet cleared (to the extent not included in Current Assets), less any outstanding checks on draft of the Company and each Company Subsidiary that are issued and outstanding (to the extent not included in Current Liabilities), less (iii) costs, including commissions, fees and taxes, incurred to liquidate any of the items in clause (i) above.

“Cash Consideration” means $25,534,621.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Merger Consideration” means, subject to adjustment as provided in Section 2.16: (a) the Cash Consideration, less (i) the Working Capital Escrow Amount, (ii) the Indemnification Escrow Amount, (iii) the PPP Escrow Amount, (iv) Indebtedness, and (v) Transaction Expenses; and (b) the Stock Consideration.

“Closing Per Share Merger Consideration” means, in cash and stock, the Closing Merger Consideration divided by the Fully Diluted Share Number.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar” means $75,000.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Fundamental Representations” means the representations and warranties contained in the following sections: Section 3.01 (Organization and Qualification of the Company and Company Subsidiaries), Section 3.02 (Company Authority; Board Approval), Section 3.04 (Capitalization of Company), and Section 3.21 (Brokers).

“Company Intellectual Property” means all Intellectual Property that is owned by the Company and each Company Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or a Company Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Privacy and Data Security Policies” means all of the Company’s and Company Subsidiaries’ past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information.

“Company Subsidiary” means, with respect to the Company, any other Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory, prepaid expenses and other current assets, but excluding (a) Cash; (b) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing and (c) deferred Tax assets, all determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable and accrued expenses, but excluding accrued Taxes, deferred Tax liabilities, and the current portion of any Indebtedness of the Company and each Company Subsidiary, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. For the avoidance of doubt, and notwithstanding anything in the preceding sentence, the term “Current Liabilities” does not include: (a) the PPP Loan; (b) the Company’s line of credit with Citizens Bank, NA, provided that only $1,500,000 of such line of credit shall be excluded from the term “Current Liabilities” (such that any amount on such line of credit in excess of $1,500,000 shall be included in the definition of “Current Liabilities” from the first dollar); (c) Transaction Expenses; and (d) equipment finance and project debt for borrowed money of and relating to solar projects held by the Company or any Company Subsidiary.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employment Agreement” means each employment agreement substantially in the form of Exhibit A entered into between a Key Person and the Company or a Company Subsidiary, effective as of the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Enforceability Limitations” means: (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights; and (b) the discretion of the appropriate Government Authority with respect to specific performance, injunctive relief or other equitable remedies.

“Environment” means any ambient air, indoor air, sub-slab vapor, soil vapor, soil, surface water, groundwater, subsurface strata, sediment, fish, wildlife, and other biota.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials on or at a parcel of Real Property; (b) any Hazardous Materials at a facility operated by the Company; or (c) the Company’s non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law or Governmental Order, including any applicable binding agreement with any Governmental Authority: (a) relating to the Environment (including pollution or the cleanup thereof or the protection of natural resources, endangered or threatened species, human health or safety); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice to the Company or any Company Subsidiary with respect to any Environmental Claim relating to the actual or alleged non-compliance of the Company or any Company Subsidiary with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter of permission, clearance, consent, waiver, closure, exemption, decision or other determination issued, granted, given, authorized or made by a Governmental Authority pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means JP Morgan Chase Bank, N.A.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Shareholder Representative Group and the Escrow Agent at the Closing, substantially in the form of Exhibit B.

“Estimated Working Capital” means the Company’s good faith estimate of Working Capital as of the Effective Time as set forth on the Closing Statement.

“Exchange Agent” means Continental Stock Transfer and Trust Company.

“Exchange Agent Agreement” means the Exchange Agent Agreement to be entered into by Parent, Shareholder Representative Group and the Exchange Agent at the Closing, substantially in the form of Exhibit C.

“Final Working Capital” means Working Capital as determined on the final and binding version of the Revised Closing Statement.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.09(a)).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos or asbestos containing material, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication and excluding the portion of any of the following amounts to the extent including in Current Liabilities taken into account in the calculation of Working Capital, with respect to the Company and each Company Subsidiary, all (i) indebtedness for borrowed money, including all such obligations evidenced by loan agreements, mortgages and similar instruments, (ii) all liabilities represented by bonds (including performance bonds), notes, debentures, letters of credit, standby letters of credit, bank overdrafts, bankers’ acceptances, or similar securities or instruments, (iii) long or short-term liabilities evidenced by notes, bonds, debentures or other similar instruments, (iv) liabilities under any derivative, interest rate, currency swap, foreign exchange or other hedging agreement or arrangement, (v) capital lease obligations, (vi) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (vii) any change-of-control or similar payment which is triggered as a result of the consummation of the transactions contemplated hereby, (viii) any off-balance sheet financing, (ix) any accrued, but unpaid bonuses, and dividends or distributions on or in respect of the Company’s capital stock declared but not yet paid as of the closing, (x) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations, (xi) overdue trade payables, unless insignificantly overdue, (xii) pension deficits, (xiii) accrued and unpaid tax obligations, (xiv) capital expenditure spillover from previous periods, (xv) obligations for the deferred purchase price of property or services, and (xvi) guarantees made by the Company or a Company Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses. For the avoidance of doubt, and notwithstanding anything in the preceding sentence, the term “Indebtedness” does not include (a) equipment finance and project debt for borrowed money of and relating to solar projects held by the Company or any Company Subsidiary, or (b) the PPP Loan.

“Indemnification Escrow Amount” means $2,500,000.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Key Person” means each of James Moore, Duane Peterson, Jeffrey Irish and Charles Curtis.

“Knowledge” means, when used with respect to the Company or a Company Subsidiary, the actual or constructive knowledge of any Key Person, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent such damages are incurred sustained, or imposed by reason of a breach of a Company Fundamental Representation or Parent Fundamental Representation, or to the extent actually awarded to a Governmental Authority or other non-Affiliate third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or a Company Subsidiary, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and each Company Subsidiary operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 5.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (viii) any change, event, occurrence or effect resulting from civil unrest or disobedience, sabotage, cyber-attacks, any hurricane, flood, tornado, earthquake or other natural disaster, epidemic, plague, pandemic (including COVID-19) or any other outbreak of illness or other public health event or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) or (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or a Company Subsidiary compared to other participants in the industries in which the Company or such Company Subsidiary conducts its businesses.

“Merger Consideration” means the Closing Merger Consideration and the Earn-out Payments together with those portions of the Escrow Funds and the Post-Closing Adjustment (if any) that the Shareholders become entitled to receive pursuant to the terms of this Agreement, the Escrow Agreement, and the PPP Escrow Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“Originated Revenue” means all income, receipts, proceeds, and revenue, from whatever source derived, of iSun Residential, Parent, and any Affiliates thereof, that is generated by the material time, effort, expertise, or knowledge of officers or employees of the Company and with respect to which the Company has a documented record in its CRM software that proves that the Company made the first communication with the customer. Subject to the foregoing, (x) one hundred percent (100%) of gross revenues for (i) all projects  that are located in New York or Vermont equal to or less than five megawatts DC nameplate capacity and (ii) all community solar projects located in New York or Vermont regardless of size shall be included in Originated Revenues and (y) five percent (5%) of gross revenues for (i) projects located in states other than New York or Vermont or (ii) projects greater than five megawatts DC nameplate capacity shall be included in Originated Revenues.   If Parent direct/requires the Company to perform work outside of New York or Vermont or to perform projects larger than five megawatts capacity the entire gross revenues of  such projects shall be included in Originated Revenue.  .

“Parent Fundamental Representations” means the representations and warranties contained in the following sections: Section 4.01 (Organization and Authority of Parent and Parent Subsidiaries), Section 4.04 (SEC Filings), Section 4.07 (Nasdaq Compliance), Section 4.10 (No Prior Merger Sub Operations), Section 4.11 (Capital Structure), Section 4.12 (Brokers), and Section 4.15 (Solvency).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information”, “personal information”, or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content to a natural Person.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“PPP Escrow Agreement” means the agreement to be entered into by Company, and the PPP Lender at the Closing, substantially in the form of Exhibit H.

“PPP Escrow Amount” means $4,591,500.

“PPP Lender” means Citizens Bank, NA.

“PPP Loan” means those certain Paycheck Protection Program Loans obtained by the Company from the PPP Lender pursuant to that certain promissory note dated May 7, 2020, as amended from time to time, in original principal amounts equal to the PPP Loan Amount.

“PPP Loan Amount” means $4,591,500.

“PPP Forgiven Loan Amount” means that portion of the PPP Loan is forgiven by the PPP Lender and/or the U.S. Small Business Administration.

“PPP Loan Forgiveness Period” has the meaning given to such term in the CARES Act.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company or a Company Subsidiary for any Pre-Closing Tax Period.

“Privacy Laws” means all applicable Laws, and Governmental Orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Pro Rata Share” means, with respect to any Shareholder, such Person’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Effective time, by (b) the Fully Diluted Share Number.

“Put Agreement” means the Put Agreement to be entered into by Parent and each Shareholder (except those Shareholders who comprise the Shareholder Representative Group) the Closing, substantially in the form of Exhibit I.

“Real Property” means the real property owned, leased or subleased by the Company or a Company Subsidiary, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, discarding, abandonment, disposing or allowing to escape or migrate into or through the Environment or within any building, structure, facility or fixture.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Stock Consideration” means shares of common stock of Parent equal in value to $15,965,379, with the value of each such share being set pursuant to the Stock Consideration Per Share Price.

“Stock Consideration Per Share Price” means $8.816.

“Shareholder” means a holder of Company Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons will be allocated a majority of such business entity’s gains or losses or will be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” will include all Subsidiaries of such Subsidiary.

“Target Working Capital” means $500,000.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means all unpaid fees and expenses incurred by the Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means: (a) the Current Assets of the Company and each Company Subsidiary, less (b) the Current Liabilities of the Company and each Company Subsidiary, determined in accordance with the procedures and methodologies applied in preparation of the example calculation set forth on Exhibit D.

“Working Capital Escrow Amount” means $500,000.

Section 1.02       Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Acquisition Proposal	Section 5.04(a)
Agreement	Preamble

Term	Section
Audited Financial Statements	Section 3.06
Articles of Merger	Section 2.05
Balance Sheet	Section 3.06
Balance Sheet Date	Section 3.06
Basket	Section 8.04(a)
Benefit Plan	Section 3.18(a)
Cap	Section 8.04(a)
Closing	Section 2.03
Closing Date	Section 2.03
Closing Statement	Section 2.02
Common Stock	Section 3.04(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.02(b)
Company Charter Documents	Section 3.01(a)
Company Counsel	Section 10.14(a)
Company Special Meeting	Section 5.05
Company Subsidiary Charter Documents	Section 3.01(b)
Confidentiality Agreement	Section 5.03(c)
Continuing Employees	Section 5.12(a)
Direct Claim	Section 8.05(c)
Disputed Amounts	Section 2.16(b)(iii)
Dissenting Shares	Section 2.10
D&O Indemnified Party	Section 5.11(a)
D&O Tail Policy	Section 5.11(b)
Earn-out Calculation	Section 2.17(b)(i)
Earn-out Calculation Objection Notice	Section 2.17(b)(iii)
Earn-out Calculation Statement	Section 2.17(b)(i)
Earn-out Review Period	Section 2.17(b)(ii)
Effective Time	Section 2.05
End Date	Section 9.01
Escrow Funds	Section 2.12(b)
Excess Working Capital	Section 2.16(c)(ii)
Financial Statements	Section 3.06
FIRPTA Statement	Section 6.07
Government Contracts	Section 3.09(a)(v)
Indemnification Escrow Fund	Section 2.12(a)(i)
Independent Accountant	Section 2.16(b)(iii)
Insurance Policies	Section 3.14
Interim Balance Sheet	Section 3.06
Interim Balance Sheet Date	Section 3.06
Interim Financial Statements	Section 3.06
iSun Residential	Preamble

Term	Section
iSun Residential Board	Recitals
Letter of Transmittal	Section 2.11(c)
Liabilities	Section 3.07
Lockup Period	Section 5.15
Majority Holders	Section 10.01(e)
Material Contracts	Section 3.09(a)
Material Customers	Section 3.13(a)
Material Suppliers	Section 3.13(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Parent	Preamble
Parent Board	Recitals
Parent Equity Awards	Section 4.11(b)(i)
Parent Indemnitees	Section 8.02
Parent Preferred Stock	Section 4.11(a)
Parent Restricted Share	Section 4.11(b)(i)
Parent SEC Documents	Section 4.01
Parent Securities	Section 4.11(b)(ii)
Parent Stock Plans	Section 4.11(b)(i)
Parent Stock Option	Section 4.11(b)(i)
Parent Subsidiaries	Preamble
Parent Subsidiary Securities	Section 4.11(d)
Parent Voting Debt	Section 4.11(c)
Party	Preamble
Parties	Preamble
Permitted Encumbrances	Section 3.10(a)
Post-Closing Adjustment	Section 2.16(c)
PPP Escrow Fund	Section 2.12(b)
Preferred Stock	Section 3.04(a)
Privileged Communications	Section 10.14(d)
Registrable Shares	Section 5.14(a)
Registration Statement	Section 5.14(a)
Representative Losses	Section 10.01(f)
Requisite Company Vote	Section 3.02(a)
Resolution Period	Section 2.16(b)(ii)
Review Period	Section 2.16(b)(ii)
Revised Closing Statement	Section 2.16(b)(i)
Termination Fee	Section 9.02(a)
Third Party Claim	Section 8.05(a)
SEC	Section 4.01
Series A Preferred Stock	Section 3.04(a)
Series B Preferred Stock	Section 3.04(a)

Term	Section
Series C Preferred Stock	Section 3.04(a)
Shareholder Representative Group	Preamble
Shareholder Indemnitees	Section 8.03
Shares	Section 2.09(a)
Signing Date	Preamble
Statement of Objections	Section 2.16(b)(ii)
Straddle Period	Section 6.04
Surviving Corporation	Section 2.01
Tax Claim	Section 6.05
Undisputed Amounts	Section 2.16(b)(iii)
Union	Section 3.19(b)
VBCA	Recitals
Working Capital Escrow Fund	Section 2.12(a)(ii)
Working Capital Shortfall	Section 2.16(c)(iii)

ARTICLE II
The Merger

Section 2.01      The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the VBCA, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the VBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”).

Section 2.02      Closing Statement. At least 3 days before the Closing, the Company shall prepare and deliver to Parent the following statement (the “Closing Statement”), which sets forth:

(a)          Estimated Working Capital;

(b)          Indebtedness, with payment instructions for the relevant payees thereof; and

(c)          Transaction Expenses, with payment instructions for the relevant payees thereof.

Section 2.03      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 am, Eastern Time, no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing will take place remotely.

Section 2.04      Closing Deliverables.

(a)          At or prior to the Closing, the Company shall deliver to Parent the following:

(i)         the Escrow Agreement duly executed by Shareholder Representative Group;

(ii)        the Exchange Agent Agreement duly executed by Shareholder Representative Group;

(iii)       Employment Agreements executed by the Company and each of the Key Persons;

(iv)       a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(v)        a certificate of the Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Shareholders approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)      a certificate of the Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vii)      a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and each Company Subsidiary is organized;

(viii)     at least three (3) days prior to the Closing, the Closing Statement;

(ix)       the FIRPTA Statement;

(x)        the PPP Escrow Agreement, duly executed by the Company;

(xi)       a pay-off letter duly executed by Citizens Bank, NA, for the Company’s line of credit at Citizens Bank, NA, whether or not any balance thereunder is due, including wire transfer instructions for the payment thereof; and

(xii)      such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)          At or prior to the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)         the Escrow Agreement duly executed by Parent;

(ii)        the Exchange Agent Agreement duly executed by Parent;

(iii)       payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Cash Consideration payable pursuant to Section 2.09 in exchange for Shares;

(iv)       delivery to the Exchange Agent of the Share Consideration payable pursuant to Section 2.09 in exchange for Shares;

(v)        payment to the Escrow Agent by wire transfer of immediately available funds the Indemnification Escrow Amount and the Working Capital Escrow Amount, as set forth in Section 2.12;

(vi)       payment to the PPP Lender of the PPP Loan Amount, as set forth in Section 2.12;

(vii)      payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company and each Company Subsidiary to such third parties as Indebtedness and Transaction Expenses as set forth on the Closing Statement;

(viii)     a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

(ix)      a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)       a certificate of the Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(xi)       to each Shareholder (except those Shareholders who comprise the Shareholder Representative Group), a Put Agreement, duly executed by Parent; and

(xii)      such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.05      Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause Articles of Merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Vermont in accordance with the relevant provisions of the VBCA and shall make all other filings or recordings required under the VBCA. The Merger shall become effective at such time as the Articles of Merger has been duly filed with the Secretary of State of the State of Vermont or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the VBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.06     Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the VBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.07      Certificate of Incorporation; By-laws. At the Effective Time, (a) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation or as provided by applicable Law. The name of the Surviving Corporation shall remain unchanged.

Section 2.08       Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation. James Moore and Duane Peterson shall remain co-Presidents of the Surviving Corporation.

Section 2.09       Effect of the Merger on Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Shareholder:

(a)         Cancellation of Certain Company Common Stock. Shares of Company Common Stock (the “Shares”) that are owned by the Company (as treasury stock or otherwise) or any Company Subsidiary shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)         Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.09(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Per Share Merger Consideration, together with any amounts that may become payable in respect of such Share in the future from the Earn-Out Payment, Escrow Funds as provided in this Agreement, the Escrow Agreement, and the PPP Escrow Agreement, or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding anything in the preceding sentence to the contrary, the right of each converted Share to receive and applicable portion of the Merger Consideration shall be subject to the flow of funds set forth on the attached Exhibit E.

(c)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.10      Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than Shares converted in accordance with Section 2.09) and held by a Shareholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights with respect to such Shares in accordance with Chapter 13 of the VBCA (such Shares being referred to collectively as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the VBCA with respect to such Dissenting Shares) will not be converted into a right to receive an applicable portion of the Merger Consideration, but instead will entitle the Shareholder holding such Dissenting Shares only to such relief as is provided by Chapter 13 of the VBCA; provided, however, that if, after the Effective Time, such Shareholder fails to perfect, withdraws or loses such Shareholder’s right to appraisal pursuant to Chapter 13 of the VBCA or if a court of competent jurisdiction determines that such Shareholder is not entitled to the relief provided by Chapter 13 of the VBCA, then, in either case, such Dissenting Shares will be treated as if they had been converted as of the Effective Time into the right to receive an applicable portion of the Merger Consideration, if any, without any interest thereon, to which such Shareholder is entitled pursuant to this Article II and elsewhere in this Agreement.

Section 2.11       Surrender and Payment.

(a)         Cancellation of Shares. At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each holder of record of any Shares shall cease to have any rights as a shareholder of the Company.

(b)         Letter of Transmittal. As promptly as practicable following the Company Special Meeting and in any event not later than five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of Shares, or such holder of record’s representative, a letter of transmittal in substantially the form attached as Exhibit F (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Shares in exchange for the Closing Per Share Merger Consideration, in cash and shares of common stock of Parent.

(c)          Payment of Closing Per Share Merger Consideration. The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) five (5) Business Days after receipt of a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to the holder of such Shares surrendered the Closing Per Share Merger Consideration, as set forth on the flow of funds on the attached Exhibit E, and the Shares shall forthwith be canceled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Shares.

(d)         Payment of Released Escrow Funds and Post-Closing Adjustment. Each Shareholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by such Shares from the Escrow Funds as provided in this Agreement, the Escrow Agreement, and the PPP Escrow Agreement, and on account of the Post-Closing Adjustment, at the respective time and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Shareholders on the Merger Consideration.

(e)          Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Shares are registered, it shall be a condition to such payment that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Shares or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f)          Return of Merger Consideration to Parent. Any portion of the Merger Consideration that remains unclaimed by the Shareholders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Shareholder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided that any such portion of the Merger Consideration payable from the Escrow Funds shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Shareholders may become entitled shall become payable at the times and subject to the contingencies specified herein.

(g)          Merger Consideration for Dissenting Shares. Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.12       Escrow Funds

(a)          Indemnification Escrow Fund and Working Capital Escrow Fund. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent:

(i)         the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Shareholders set forth in this Agreement and the obligations pursuant to Section 2.16 and Article VIII;

(ii)        the Working Capital Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Working Capital Escrow Fund”), to be held for the purpose of securing the obligations of the Shareholders in Section 2.16;

(b)         PPP Escrow Fund. In accordance with the PPP Escrow Agreement, Parent shall deposit or cause to be deposited with the PPP Lender the PPP Loan Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the PPP Escrow Agreement, the “PPP Escrow Fund,” and, together with the Indemnification Escrow Fund and the Working Capital Escrow Fund, the “Escrow Funds”), to be held pending confirmation from the PPP Lender and/or the U.S. Small Business Administration that the PPP Loan has been forgiven with no additional payment obligation owed by the Company.

Section 2.13       No Further Ownership Rights in Company Common Stock. All Merger Consideration paid or payable upon the surrender of Shares in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Shares, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.14      Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15      Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16       Adjustments to Cash Consideration.

(a)          Estimated Working Capital Adjustment.

(i)         If the difference between the Estimated Working Capital and the Target Working Capital is less than or equal to the Collar, no adjustment to the Cash Consideration shall be made.

(ii)        If the Estimated Working Capital is greater than the Target Working Capital by more than the Collar, then the Cash Consideration shall be increased by the dollar amount that is equal to such amount above the Collar up to a cap of $500,000, and such increase shall be added to the Merger Consideration.

(iii)       If the Estimated Working Capital is less than the Target Working Capital by more than the Collar, then the Cash Consideration shall be reduced by the dollar amount that is equal to such amount above the Collar, and such reduction shall be subtracted from the Merger Consideration.

(b)          Post-Closing Adjustment.

(i)         Within forty-five (45) days following the Closing Date, iSun Residential will prepare and deliver to the Stockholders, a statement setting forth Actual Working Capital (the “Revised Closing Statement”). Following the Closing Date, iSun Residential agrees that it will cooperate with the Shareholder Representative Group and their advisors in making available to the Shareholder Representative Group and their advisors such books, records, financial information, work papers, and supporting data, as reasonably requested, in connection with their review of the Revised Closing Statement.

(ii)       Objection. For forty-five (45) days following receipt of the Revised Closing Statement (the “Review Period”), the Shareholder Representative Group may object to any item or calculation that is part thereof or reflected thereon by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Shareholder Representative Group fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Adjustment shall be deemed to have been accepted by Shareholder Representative Group. If Shareholder Representative Group delivers the Statement of Objections before the expiration of the Review Period, Parent and Shareholder Representative Group shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Revised Closing Statement, with such changes as may have been previously agreed in writing by Parent and Shareholder Representative Group, shall be final and binding.

(iii)      Resolution of Disputes. If Shareholder Representative Group and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Davis & Hodgdon Associates CPAs, PLC or, if Davis & Hodgdon Associates, CPAs, PLC is unable to serve, Parent and Shareholder Representative Group shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Revised Closing Statement and the Statement of Objections, respectively.

(iv)       Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Shareholder Representative Group (on behalf of the Shareholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Shareholder Representative Group or Parent, respectively, bears to the aggregate amount actually contested by the Shareholder Representative Group and Parent.

(v)       Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the related Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(c)          Payment of Post-Closing Adjustment. A post-closing adjustment to the Cash Consideration may be made as follows (such event, if any, a “Post-Closing Adjustment”):

(i)         If the difference between Final Working Capital and Estimated Working Capital is less than or equal to the Collar, no Post-Closing Adjustment shall be made, and within five (5) Business Days after the determination of Final Working Capital, Shareholder Representative Group and Parent shall jointly instruct the Escrow Agent to disburse from the Working Capital Escrow Fund by wire transfer of immediately available funds to the Exchange Agent, for distribution to the Shareholders in Accordance with their Pro Rata Shares, such Shareholders’ aggregate Pro Rata Share of the Working Capital Escrow Fund.

(ii)        If the Final Working Capital is greater than the Estimated Working Capital by more than the Collar (such amount that exceeds the Collar, the “Excess Working Capital”), then Parent shall, within five (5) Business Days after the determination of Final Working Capital, (A) deposit with the Exchange Agent, for distribution to the Shareholders in accordance with their Pro Rata Shares, such Shareholders’ aggregate Pro Rata Share of the Excess Working Capital, and (B) Shareholder Representative Group and Parent shall jointly instruct the Escrow Agent to disburse from the Working Capital Escrow Fund by wire transfer of immediately available funds to the Exchange Agent, for distribution to the Shareholders in Accordance with their Pro Rata Shares, such Shareholders’ aggregate Pro Rata Share of the Working Capital Escrow Fund.

(iii)       If the Final Working Capital is less than the Estimated Working Capital by more than the Collar (such amount that exceeds the Collar, the “Working Capital Shortfall”), Shareholder Representative Group and Parent shall, within five (5) Business Days after the determination of Final Working Capital, jointly instruct the Escrow Agent to disburse from the Working Capital Escrow Fund by wire transfer of immediately available funds (A) to Parent, the Working Capital Shortfall, and (B) to the Exchange Agent, for distribution to the Shareholders in accordance with their Pro Rata Shares, such Shareholders’ aggregate Pro Rata Share of any amounts remaining in the Working Capital Escrow Fund. If the Working Capital Shortfall is greater than the amount held in the Working Capital Escrow Fund, then the amount by which the Working Capital Shortfall exceeds the amount in the Working Capital Escrow Fund shall be paid from the Indemnification Escrow Fund by wire transfer of immediately available funds to Parent (up to the amount in the Indemnification Escrow Fund).

(d)          Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.16 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.17       Earn-out

(a)          Earn-out Payments. As additional merger consideration, Parent shall pay to Exchange Agent for distribution to the Shareholders in accordance with their Pro Rata Shares, an Earn-out Payment pursuant to the terms of the attached Exhibit G.

(b)          Procedures Applicable to Determination of the Earn-out Payments.

(i)        Concurrently with delivery of the Earn-out Payment to the Exchange Agent, Parent shall prepare and deliver to Shareholder Representative Group a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its calculation of the applicable Earn-out Payment (in each case, an “Earn-out Calculation”).

(ii)       Shareholder Representative Group shall have 30 days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Earn-out Review Period, Shareholder Representative Group and its representatives shall have full access to the books and records of the Company, and work papers prepared by, the Company, Parent and/or their accountants and to such historical financial information (to the extent in Parent’s or Company’s possession), general ledger adjusting entries, supporting documents, the Tax Returns, worksheets, notes, schedules, electronic data, accounting and financial systems and management and accounting personnel during normal business hours at the Company’s offices, upon reasonable prior notice.

(iii)      Prior to the expiration of the Earn-out Review Period, Shareholder Representative Group may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Parent. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Shareholder Representative Group and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.

(iv)       If Shareholder Representative Group fails to deliver an Earn-out Calculation Objection Notice to Parent prior to the expiration of the Earn-out Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Shareholder Representative Group timely delivers an Earn-out Calculation Objection Notice, Parent and Shareholder Representative Group shall negotiate in good faith to resolve the disputed items and agree upon the resulting Earn-out Payment for the applicable Calculation Period. If Parent and Shareholder Representative Group are unable to reach agreement within 30 days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation Objection Notice as promptly as practicable, but in no event greater than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, Parent and Shareholder Representative Group shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and Shareholder Representative Group, and not by independent review. The resolution of the dispute by the Independent Accountant shall be final and binding on the parties hereto. The fees and expenses of the Independent Accountant shall be borne by Shareholder Representative Group and Parent in proportion to the amounts by which their respective calculations of the Earn-out Payment differ from the amount as finally determined by the Independent Accountant.

(c)         Independence of Earn-out Payments. Parent’s obligation to pay each of the Earn-out Payments to Exchange Agent on behalf of the Shareholders in accordance with Section 2.17(a) is an independent obligation of Parent and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-out Payment and the obligation to pay an Earn-out Payment to Exchange Agent on behalf of the Shareholders shall not obligate Parent to pay any preceding or subsequent Earn-out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of the Earn-out Payment for the first Calculation Period are not satisfied, but the conditions precedent to the payment of the Earn-out Payment for the second Calculation Period are satisfied, then Parent would be obligated to pay such Earn-out Payment for the second Calculation Period for which the corresponding conditions precedent have been satisfied, and not the Earn-out Payment for the first Calculation Period.

Section 2.18       Post-Closing Operation of the Company. Until all Earn-Out Payments have been paid in full hereunder, Parent agrees to operate the Company and the Company Subsidiaries consistent with past practices, with such modifications as Parent deems commercially reasonable to address then-existing market and business conditions. Parent agrees that any audited financial statements of the Company and Company Subsidiaries that are produced after the Closing shall be prepared in accordance with GAAP and applicable Law.

ARTICLE III
Representations and warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the Signing Date.

Section 3.01       Organization and Qualification of the Company and Company Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Law of the State of Vermont and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has made available to Parent true, correct and complete copies of the Company’s Articles of Incorporation, By-laws and other organizational documents of the Company (“Company Charter Documents”).

(b)          Each Company Subsidiary is duly organized, validly existing and in good standing under the law of its jurisdiction of formation and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. The Company has made available to Parent true, correct and complete copies of each Company Subsidiary’s articles of incorporation, certificate of incorporation, certificate of formation, operating agreement, bylaws, shareholder agreements and other organizational documents of each Company Subsidiary (“Company Subsidiary Charter Documents”).

Section 3.02       Authority; Board Approval.

(a)          The Company has full corporate power and corporate authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the requisite number of Shareholders (“Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforcement may be limited by the Enforceability Limitations. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms except as such enforcement may be limited by the Enforceability Limitations.

(b)         The Company Board, by resolutions duly adopted at a meeting of all directors of the Company duly called and held and, as of the Signing Date, not subsequently rescinded or modified in any way, has, as of the Signing Date (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Shareholders, (ii) approved and declared advisable the “plan of merger” (as such term is used in Section 11.08 of the VBCA) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the VBCA, (iii) directed that the “plan of merger” contained in this Agreement be submitted to the Shareholders for adoption, and (iv) resolved to recommend that the Shareholders adopt the “plan of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Shareholders at the Company Shareholders Meeting.

Section 3.03      No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of any Company Charter Documents or Company Subsidiary Charter Documents; (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) have a material negative effect on any Permit directly affecting the properties, assets or business of the Company or any Company Subsidiary; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any Company Subsidiary. To the Knowledge of the Company and each Company Subsidiary, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of Vermont and such filings as may be required under the

Section 3.04      Act and other applicable Antitrust Laws.

Section 3.05       Capitalization.

(a)          The total number of shares of all classes of stock which the Company is authorized to issue is Eleven Million One Hundred Eighty-Two Thousand Forty-Five (11,182,045) shares, consisting of Eight Million (8,000,000) shares of Common Stock, par value of $0.001 per share (the “Common Stock”) and Three Million One Hundred Eighty-Two Thousand and Forty-Five (3,182,045) shares of Preferred Stock, par value of $0.001 per share (the “Preferred Stock”, of which: (i) Two Million (2,000,000) shares are designated as Series A Convertible Preferred Stock (the “Series A Preferred Stock”); (ii) Six Hundred Eighty-Two Thousand Forty-Five (682,045) shares are designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”); and (iii) Five Hundred Thousand (500,000) shares are designated as Series C Convertible Preferred Stock(“Series C Preferred Stock”).

(b)         Section 3.05(b) of the Disclosure Schedules sets forth, as of the Signing Date, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person. Except as set forth on Section 3.05(b) of the Disclosure Schedules, the Company directly or indirectly owns all legal and beneficial interests in the equity of each Company Subsidiary.

(c)        Except as set forth on Section 3.04(c) of the Disclosure Schedules, no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any Company Subsidiary is authorized or outstanding, that is not directly or indirectly owned by the Company as of the Signing Date and (ii) there is no commitment by the Company or any Company Subsidiary to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or any Company Subsidiary or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.

(d)          All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. All issued and outstanding shares of stock of any Company Common Stock were issued in compliance with applicable Law. All of the issued and outstanding shares of capital stock or other voting securities of, or ownership interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable. All issued and outstanding shares of stock of any Company Subsidiary were issued in compliance with applicable Law.

(e)          Except as set forth on Section 3.04(e) of the Disclosure Schedules, no outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. No outstanding stock of any Company Subsidiary is subject to vesting or forfeiture rights or repurchase by the related Company Subsidiary.

Section 3.06      Company Subsidiaries. Except as set forth on Section 3.01(b) of the Disclosure Schedules, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 3.07      Financial Statements. Complete copies of the Company’s audited consolidated financial statements consisting of the balance sheet of the Company and each Company Subsidiary as of December 31 in each of the years 2018, 2019, and 2020 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited consolidated financial statements consisting of the balance sheet of the Company and each Company Subsidiary as of July 31, 2021 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the seven-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Parent. The Financial Statements are based on the books and records of the Company and each Company Subsidiary, and fairly present the financial condition of the Company and each Company Subsidiary as of the respective dates they were prepared and the results of the operations of the Company and each Company Subsidiary for the periods indicated. The consolidated balance sheet of the Company and each Company Subsidiary as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the consolidated balance sheet of the Company and each Company Subsidiary as of July 31, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.08      Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would be required to be reflected on a balance sheet prepared in accordance with GAAP (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.09      Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, other than in the ordinary course of business consistent with past practice, and other than in connection with the transactions set forth herein, to the Knowledge of the Company, there has not been, with respect to the Company and each Company Subsidiary, any:

(a)          event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          amendment of the charter, by-laws or other organizational documents of the Company or any Company Subsidiary;

(c)          declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(d)          material change in any method of accounting or accounting practice of the Company or any Company Subsidiary, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(e)          material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(f)          incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g)          transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(h)          material damage, destruction or loss (whether or not covered by insurance) to its property;

(i)           any capital investment in, or any loan to, any other Person;

(j)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company or any Company Subsidiary is a party or by which it is bound;

(k)          imposition of any Encumbrance upon any of the Company or Company Subsidiary properties, capital stock or assets, tangible or intangible, other than Permitted Encumbrances;

(l)           hiring or promoting any person as or to (as the case may be) an officer;

(m)          any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees;

(n)          except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(o)          purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice; or

(p)          acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof.

Section 3.10       Material Contracts.

(a)          The Company has made available to the Parent each of the following Contracts of the Company and each Company Subsidiary (other than: (i) purchase and/or supply orders issued or accepted in the ordinary course of business; and (ii) Benefit Plans described in Section 3.18(a)) (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property being “Material Contracts”):

(i)         each Contract of the Company and each Company Subsidiary involving aggregate consideration in excess of $100,000 annually and which, in each case, cannot be cancelled by the Company and each Company Subsidiary without penalty or without more than 90 days’ notice;

(ii)        all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii)       all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Company Subsidiary is a party;

(iv)       all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Company Subsidiary is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(v)        all Contracts with any Governmental Authority to which the Company or any Company Subsidiary is a party (“Government Contracts”);

(vi)       any Contracts to which the Company or any Company Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by the Company or such Company Subsidiary;

(vii)      all collective bargaining agreements or Contracts with any Union to which the Company or any Company Subsidiary is a party; and

(viii)     all Contracts relating to any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its shareholders or current or former directors, officers and employees.

(b)         Each Material Contract is valid and binding on the Company or a Company Subsidiary in accordance with its terms and is in full force and effect. None of the Company, any Company Subsidiary or, to the Knowledge of the Company and each Company Subsidiary, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company and each Company Subsidiary, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default by the Company or a Company Subsidiary under any Material Contract.

Section 3.11       Title to Assets; Real Property.

(a)          The Company or a Company Subsidiary has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and, except for immaterial defects in title, all personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)         those items set forth in Section 3.11(a) of the Disclosure Schedules;

(ii)      liens for Taxes not yet due and payable or which are being contested in good faith by appropriate procedures and, in both cases, for which an appropriate reserve has been included on the financial statements of Company or a Subsidiary, as applicable, in accordance with GAAP;

(iii)       mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and (A) which are not, individually or in the aggregate, material to the business of the Company or a Company Subsidiary, or (B) which are being contested in good faith by appropriate procedures and, in both cases, for which an appropriate reserve has been included on the financial statements of Company or a Subsidiary, as applicable, in accordance with GAAP;

(iv)      easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or a Company Subsidiary or which do not impair the value, current or intended use, occupancy or operation of such Real Property in any material respect;

(v)        other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice;

(vi)       statutory or common law Encumbrances to secure, landlords, sublandlords, lessors, renters, licensors, sublicensors or licensees under real estate leases, licenses or other rental or lease agreements not yet due or payable; or

(vii)     deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, pension or other social security, governmental insurance and governmental benefits mandated under applicable Law, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations incurred in the ordinary course of business.

(b)          Neither the Company nor any Company Subsidiary is under any binding obligation to purchase any buildings, plants, and structures to which it has not already obtained good and valid title to prior to the Closing Date.

Section 3.12       Intellectual Property.

(a)         The Company has made available to the Parent all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations (excluding off-the-shelf software). All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)          Each Company IP Agreement is valid and binding on the Company or a Company Subsidiary in accordance with its terms and is in full force and effect. To the Knowledge of Company and any Company Subsidiary, neither the Company, any Company Subsidiary nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)         The Company or a Company Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in the Company’s and each Company Subsidiary’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)          The Company’s or the related Company Subsidiary’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company or such Company Subsidiary has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(e)        To the Company’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any material infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any Company Subsidiary; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s or any Company Subsidiary’s rights with respect to any Company Intellectual Property; or (iii) by the Company, a Company Subsidiary or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any Company Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(f)          All Company IT Systems, taken as a whole, are in good working condition and are sufficient for the operation of the Company’s (and each Company Subsidiary’s) business as currently conducted. In the past 2 years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems that has resulted in the material disruption or damage to the business of the Company or a Company Subsidiary and that has not been remedied.

Section 3.13       Privacy and Data Security.

(a)         The Company and each Company Subsidiary comply and at all times in the past two years have complied, to the extent applicable to Company and each Company Subsidiary, in all material respects, with all of the following: (A) Privacy Laws; (B) industry standards, guidelines, and best practices; and (C) the Company Privacy and Data Security Policies.

Section 3.14       Customers and Suppliers.

(a)          The Company has made available to the Parent information relating to (i) the ten (10) largest customers, collectively, of the Company and the Company Subsidiaries for goods or services for the most recent fiscal year (the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period.

(b)          The Company has made available to the Parent information relating to (i) each supplier to whom the Company and the Company Subsidiaries, collectively, have paid consideration for goods or services rendered in an amount greater than or equal to $250,000 for the most recent fiscal year (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period.

Section 3.15      Insurance. All insurance policies maintained by the Company, and each Company Subsidiary are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law (the “Insurance Policies”). None of the Company nor any Company Subsidiary is in breach or default, and none of the Company nor any Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such Insurance Policies. To the Company’s Knowledge: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.16       Legal Proceedings; Governmental Orders.

(a)          There are no Actions pending or, to the Knowledge of the Company and each Company Subsidiary, threatened (a) against or by the Company or any Company Subsidiary materially affecting any of their respective properties or assets; or (b) against or by the Company or any Company Subsidiary that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of the Company and each Company Subsidiary, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)          There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company Subsidiary or any of their respective properties or assets.

Section 3.17       Compliance With Laws; Permits.

(a)          The Company and each Company Subsidiary has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business (as reflected in contracts with Material Customers), properties or assets.

(b)          All Permits required for the Company and each Company Subsidiary to conduct their respective business have been obtained by them and are valid and in full force and effect except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18       Environmental Matters.

(a)          The Company and each Company Subsidiary is currently and has been in material compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)        The Company and each Company Subsidiary holds and is in material compliance with all Environmental Permits necessary for the ownership, lease, operation or use of their respective business, Real Property, and buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property, and all such Environmental Permits are and will be maintained in full force and effect by the Company or such Company Subsidiary through the Closing Date in accordance with Environmental Law.

(c)         There has been no Release of Hazardous Materials in contravention of Environmental Law in connection with the ownership, lease, operation or use of their respective business, Real Property, and buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property by the Company or any Company Subsidiary or any real property currently owned, operated or leased by the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has received an Environmental Notice that remains pending or unresolved alleging or asserting that the Environment at any such real property currently owned, operated or leased in connection with the business of the Company or any Company Subsidiary has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any Company Subsidiary.

(d)         To the Knowledge of the Company and each Company Subsidiary, as of the Closing Date, there is not and there is not anticipated to be a condition, event or circumstance concerning a Release or the regulation of Hazardous Materials that, after the Closing Date, will preventor materially increase the costs associated with the ownership, lease, operation, performance or use of the business, Real Property, and buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company or any Company Subsidiary as currently carried out.

Section 3.19       Employee Benefit Matters.

(a)         The Company has made available to the Parent each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other employee plan or agreement sponsored or maintained by the Company or by any ERISA Affiliate, including any material bonus or other incentive compensation plans, equity or equity-based compensation plans, pension or deferred compensation arrangements, severance plans, medical insurance, and life insurance plans or programs (each, a “Benefit Plan”).

(b)         Except as would not have a Material Adverse Effect, to the Knowledge of the Company and each Company Subsidiary, each Benefit Plan and any related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Company, each Company Subsidiary or any of their respective ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(c)        Neither Company nor any Company Subsidiary has any commitment or obligation or has made any representations to any manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

Section 3.20       Employment Matters.

(a)          The Company has made available to the Parent the following information relating to all persons who are employees, independent contractors or consultants of the Company and each Company Subsidiary as of the Signing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including with respect to each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits, other than Benefit Plans, provided to each such individual as of the Signing Date. As of the Signing Date, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and each Company Subsidiary for services performed on or prior to the Signing Date have been paid in full.

(b)        Neither the Company nor any Company Subsidiary is bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company or a Company Subsidiary, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, any Company Subsidiary or any of their respective employees. Neither the Company nor any Company Subsidiary has any duty to bargain with any Union.

(c)          The Company and each Company Subsidiary is and has been in material compliance with the terms of applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. To the Knowledge of the Company and each Company Subsidiary, all individuals characterized and treated by the Company or a Company Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. To the Knowledge of the Company and each Company Subsidiary, all employees of the Company and each Company Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company or any Company Subsidiary pending, or to the Knowledge of the Company and each Company Subsidiary, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any Company Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws (other than routine benefit claims).

Section 3.21       Taxes.

(a)         All Tax Returns required to be filed on or before the Closing Date by the Company and each Company Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company and each Company Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)         The Company and each Company Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)          No claim has been made by any taxing authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)          No extensions or waivers of statutes of limitations are currently in effect with respect to any Taxes of the Company or any Company Subsidiary.

(e)         The amount of the Company’s and each Company Subsidiary’s Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount accrued or reserved for Taxes as reflected on the Financial Statements. The amount of the Company’s and each Company Subsidiary’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and each Company Subsidiary (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)          Section 3.21(f) of the Disclosure Schedules sets forth:

(i)         the taxable years of the Company and each Company Subsidiary as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired; and

(ii)        those years for which examinations by the taxing authorities have been completed.

(g)          All deficiencies asserted, or assessments made, against the Company or any Company Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(h)          Neither the Company nor any Company Subsidiary is a party to any Action by any taxing authority. There are no pending or, to the Knowledge of the Company and each Company Subsidiary, threatened Actions by any taxing authority.

(i)           There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary.

(j)         With the exception of customary commercial leases or contracts entered into in the ordinary course of business and liabilities that are not primarily related to Taxes thereunder, neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(k)          No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Company Subsidiary.

(l)           Neither the Company nor any Company Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which the Company is the common parent).With the exception of customary commercial leases or contracts entered into in the ordinary course of business and liabilities that are not primarily related to Taxes thereunder, neither the Company nor any Company Subsidiary has Liability for Taxes of any Person (other than the Company or such Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(m)         Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

Section 3.22      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

ARTICLE IV
Representations and warranties of parent and Parent Subsidiaries

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Parent Subsidiaries, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the Signing Date.

Section 4.01      Organization and Authority of Parent and Parent Subsidiaries. Each of Parent and Parent Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Parent Subsidiaries has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Parent Subsidiaries of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Parent Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Parent Subsidiaries and no other corporate proceedings on the part of Parent and Parent Subsidiaries are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Parent Subsidiaries, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Parent Subsidiaries enforceable against Parent and Parent Subsidiaries in accordance with its terms. When each Ancillary Document to which Parent or Parent Subsidiaries are or will be a party has been duly executed and delivered by Parent and/or Parent Subsidiaries (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent and/or Parent Subsidiaries (as applicable) enforceable against it in accordance with its terms except as such enforcement may be limited by the Enforceability Limitations. The copies of the Certificate of Incorporation and By-laws of Parent as most recently filed with the U.S. Securities and Exchange Commission (“SEC”), along with the registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Parent with the SEC since January 1, 2019 (the “Parent SEC Documents”) are true, correct, and complete as of the date of this Agreement. Neither Parent nor Parent Subsidiaries are in violation of any of the provisions of any of their charter documents.

Section 4.02      Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the charter documents of any non-wholly-owned Subsidiary of Parent. Except as disclosed in the Parent SEC Documents and for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.03      No Conflicts; Consents. The execution, delivery and performance by Parent and Parent Subsidiaries of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Parent Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Parent Subsidiaries; or (c) except as set forth in Section 4.03(a) of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Parent Subsidiaries are a party. Except as set forth on Section 4.03(b), no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Parent Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Articles of Merger with the Secretary of State of Vermont and such filings as may be required under the HSR Act and other applicable Antitrust Laws.

Section 4.04       SEC Filings. Parent has timely filed with or furnished to the SEC, the Parent SEC Documents. True, correct, and complete copies of all Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of the Parent’s Subsidiaries are required to file or furnish any forms, reports, or other documents with the SEC.

Section 4.05      Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of Parent and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

Section 4.06     Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2020 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of Parent Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.07      Nasdaq Compliance. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq Stock Market.

Section 4.08      Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.09      Compliance; Permits.

(a)         Compliance. Parent and each of its Subsidiaries are and, since January 1, 2019, have been in compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         Permits. Parent and each of its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10      No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.11       Capital Structure.

(a)         Capital Stock. The authorized capital stock of Parent consists of: (i) Forty-Nine Million (49,000,000) shares of common stock, par value $.0001 per share; and (ii) One Million (1,000,000) shares of Preferred Stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”). All of the outstanding shares of capital stock of Parent are, and all shares of capital stock of Parent which may be issued as contemplated or permitted by this Agreement, including the shares of common stock of parent constituting the Stock Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any shares of common stock of Parent.

(b)          Stock Awards.

(i)         As of the Signing Date, an aggregate of 684,749 shares of common stock of Parent were reserved for issuance pursuant to: an option to purchase common stock of Parent (the “Parent Stock Option”), or common stock of Parent subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan (the “Parent Restricted Share” and together with the Parent Stock Option, the “Parent Equity Awards”) not yet granted under the iSun Inc., 2020 Equity Incentive Plan (the “Parent Stock Plans”). As of the date of this Agreement, 207,583 shares of common stock of Parent were reserved for issuance pursuant to outstanding Parent Stock Options and 107,668 shares of Parent Restricted Shares were issued and outstanding. All shares of common stock of Parent subject to issuance under the Parent Stock Plans upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii)       Other than the Parent Equity Awards, as of the Signing Date, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt (as defined below) or shares of capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as “Parent Securities”). All outstanding shares of common stock of Parent, all outstanding Parent Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Parent, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii)      As of the date hereof, there are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities or Parent Subsidiary Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities or Parent Subsidiary Securities.

(c)          Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Parent or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of Parent or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Parent or any of its Subsidiaries, are issued or outstanding (collectively, “Parent Voting Debt”).

(d)         Parent Subsidiary Securities. As of the Signing Date, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for Parent Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any Parent Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.12      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Parent Subsidiaries.

Section 4.13     Legal Proceedings. There are no Actions pending, or to the Knowledge of Parent or Parent Subsidiaries, threatened against Parent or Parent Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent or Parent Subsidiaries, any officer or director of Parent or any Parent Subsidiaries in their capacities as such other than any Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or Parent Subsidiaries or any of their respective properties or assets is subject to any order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Parent or Parent Subsidiaries, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent or Parent Subsidiaries, threatened, in each case regarding any accounting practices of Parent or any Parent Subsidiaries or any malfeasance by any officer or director of Parent or Parent Subsidiaries.

Section 4.14      Investment. Parent is acquiring the shares of the Surviving Corporation pursuant to the Merger for its own account, for investment only and not with a view to any resale or public distribution thereof. Parent will not offer to sell or otherwise dispose of any such shares in violation of any applicable Law relating to any such offer, sale or other disposition. Parent acknowledges that: (a) the shares of the Surviving Corporation have not been registered under any securities laws; (b) there is no public market for such shares and there can be no assurance that a public market will develop; and (c) Parent must bear the economic risk of its investment in such shares for an indefinite period of time.

Section 4.15      Solvency.  Immediately after giving effect to the Merger and the other transactions contemplated by this Agreement and the other Ancillary Documents and any indebtedness incurred by Parent, Parent Subsidiaries, the Surviving Corporation or any Affiliate of any of them in connection with the transactions contemplated hereby and thereby and the use of the proceeds thereof, each of Parent and each subsidiary of the Parent, including the Surviving Corporation and its Subsidiaries, will: (i) be solvent; (ii) be able to realize upon its assets and pay its debts and other Liabilities as they become due; (iii) own property that has a fair saleable value greater than the amounts required to pay its respective debts and Liabilities (including a reasonable estimate of the amount of all contingent Liabilities); and (iv) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby and thereby with the intent to hinder, delay or defraud either present or future creditors of Parent or any subsidiary of Parent, including the Surviving Corporation and its Subsidiaries.

Section 4.16      Independent Investigation.  Each of the Parent and Parent Subsidiaries acknowledge that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise), prospects, books and records, facilities, equipment, contracts and other assets of the Company and the Company Subsidiaries.

Section 4.17      Ownership of Company Common Stock. Neither Parent nor any of its Affiliates or Subsidiaries “owns” (as defined in Section 203(c)(9) of the Delaware General Corporation Law) any shares of Company Common Stock.

Section 4.18       Sufficient Funds. Parent has sufficient funds to allow it to perform its obligations under this Agreement and to pay the Cash Consideration to the Shareholders at Closing.

ARTICLE V
Covenants

Section 5.01      Conduct of Business of Company Prior to the Closing. From the Signing Date until the Closing, the Company shall (x) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of the Company and each Company Subsidiary and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and each Company Subsidiary; provided, however, notwithstanding any other provision of this Agreement, the Company may take or refrain from taking all actions, whether or not in the ordinary course of business, that the Company reasonably believes necessary or appropriate in response to the COVID-19 pandemic, including suspending some or all operations at any facility and otherwise complying with orders of any Governmental Authority. Without limiting the foregoing, from the Signing Date until the Closing Date, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement or any Ancillary Document, or (iii) as set forth in the prior sentence, the Company shall and shall cause each Company Subsidiary to:

(a)          preserve and maintain all of its Permits;

(b)          pay its debts, Taxes and other obligations when due (unless the same is being contested in good faith);

(c)          maintain the properties and assets owned, operated or used by it in substantially the same condition as they were on the Signing Date, subject to reasonable wear and tear;

(d)          continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)          defend and protect its properties and assets from infringement or usurpation;

(f)          perform all of its obligations under all Contracts relating to or affecting its properties, assets or business (unless the same is being contested in good faith);

(g)          maintain its books and records in accordance with past practice;

(h)          comply in all material respects with all applicable Laws;

(i)          not take or permit any action that would cause any of the changes, events or conditions described in Section 3.09 to occur; and

(j)          coordinate with the Parent prior to communicating the existence of this Agreement to the Material Customers or Material Suppliers so that such parties may be notified jointly by the Parent and the Company either in writing or orally in connection with meetings.

Section 5.02      Conduct of Business of Parent Prior to the Closing. From the Signing Date until the Closing, Parent shall (x) conduct the business of Parent and each Parent Subsidiary in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization and business of Parent and each Parent Subsidiary and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with Parent and each Parent Subsidiary; provided, however, notwithstanding any other provision of this Agreement, Parent may take or refrain from taking all actions, whether or not in the ordinary course of business, that Parent reasonably believes necessary or appropriate in response to the COVID-19 pandemic, including suspending some or all operations at any facility and otherwise complying with orders of any Governmental Authority. Without limiting the foregoing, from the Signing Date until the Closing Date, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement or any Ancillary Document, or (iii) as set forth in the prior sentence, Parent shall not, and shall cause each Parent Subsidiary not to:

(a)          amend its Charter Documents in a manner that would adversely affect recipients of the Stock Consideration relative to other holders of common stock of Parent;

(b)          split, combine, or reclassify any of its capital stock in a manner that would adversely affect recipients of the Stock Consideration relative to other holders of common stock of Parent;

(c)          repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its capital stock;

(d)          declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) to, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment;

(e)          issue, sell, pledge, dispose of, or encumber any of its capital stock, other than (i) the issuance of shares of common stock of Parent upon the exercise of any equity award outstanding as of the Signing Date in accordance with its terms, or (ii) sales or issuances of shares of common stock of Parent or convertible securities in connection with acquisitions or financing transactions;

(f)          adopt or effect a plan of complete or partial liquidation, dissolution, recapitalization, restructuring, or other reorganization; or

(g)          agree to do any of the foregoing.

Section 5.03       Access to Information.

(a)         Parent. From the Signing Date until the Closing, the Company and each Company Subsidiary shall (i) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and each Company Subsidiary; (ii) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and each Company Subsidiary as Parent or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Company and each Company Subsidiary to cooperate with Parent in its investigation of the Company and each Company Subsidiary. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or any Company Subsidiary. All on-site visits shall be conducted following reasonable prior notice to the Company, during normal business hours, and representatives of the Company shall have the right to participate in all such activities.

(b)         Company. From the Signing Date until the Closing, Parent and each Parent Subsidiary shall (a) afford the Company and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, books and records, Contracts and other documents and data related to Parent and each Parent Subsidiary; (b) furnish the Company and its Representatives with such financial, operating and other data and information related to Parent and each Parent Subsidiary as the Company or any of its Representatives may reasonably request; and (iii) instruct the Representatives of Parent and each Parent Subsidiary to cooperate with the Company in its investigation of Parent and each Parent Subsidiary. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent or any Parent Subsidiary. All on-site visits shall be conducted following reasonable prior notice to the Parent, during normal business hours, and representatives of the Parent shall have the right to participate in all such activities.

(c)       Confidentiality Agreement. Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the First Amended and Restated Mutual Confidentiality Agreement, dated as of [____________, 2021], by and between Parent and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04      No Solicitation of Other Bids.

(a)         No Acquisition Proposals. The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)         Specific Performance. The Company agrees that the rights and remedies for noncompliance with this Section 5.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.05      Shareholder Approval. Promptly following the Signing Date, the Company will take all action necessary in accordance with the VBCA, its Articles of Incorporation and By-laws, to duly call, give notice of, convene and hold as promptly as practicable a special meeting of the Company’s shareholders (the “Company Special Meeting”) to seek the Requisite Company Vote, including providing applicable materials to its shareholders. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Special Meeting to the extent necessary to ensure that any necessary supplement or amendment to the information provided to the Company’s shareholders (as determined by the Company in good faith) is provided to the Company’s shareholders a reasonable time in advance of the Company Special Meeting (or at any adjournment or postponement thereof), or if as of the time for which the Company Special Meeting (or any adjournment or postponement thereof) is scheduled there are insufficient shares of Company Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Company Special Meeting or to obtain the Requisite Company Vote.

Section 5.06      Notice of Certain Events.. From the Signing Date until the Closing, the Company shall promptly notify Parent in writing of:

(a)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any material breach of any representation or warranty made by the Company hereunder, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(b)          any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(c)          any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.07       Governmental Approvals and Consents

(a)          Governmental Approval. Each party hereto shall, as promptly as practicable after the Signing Date, use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          HSR Act; Antitrust Compliance. Each of the Company and Parent, as applicable, shall (and shall cause their respective Affiliates to) prepare and file, with respect to the transactions contemplated by this Agreement, (1) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable after the Signing Date, and in connection therewith, request early termination of the waiting period under the HSR Act and (2) any other notifications required or advisable under applicable Antitrust Laws. Each of the Company and Parent shall also provide any information, document or filing or any supplementary information, document or filings requested or required by any Governmental Authority with jurisdiction over enforcement of any Antitrust Law with respect to the transactions contemplated by this Agreement as promptly as practicable.

(c)          Reasonable Best Efforts. With respect to obtaining clearance under any applicable Antitrust Laws, “reasonable best efforts” shall include (i) taking or committing to take actions that may limit or impact Parent’s or any of its subsidiaries’ (including the Company’s or any Company Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or any of its subsidiaries’ (including the Company’s or any Company Subsidiaries’) operations, divisions, businesses, products lines, contracts, customers or assets, (ii) entering into any orders, settlements, undertakings, contracts, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Authority, and (iii) creating, terminating or divesting relationships, contractual rights or obligations of the Company, Parent or their respective Company Subsidiaries, in each case in connection with obtaining all, or eliminating any requirement to obtain any, waiting period expirations or terminations, consents, clearances, waivers, exemptions, licenses, orders, registrations, approvals, permits, and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law or from any Governmental Authority so as to enable to the Closing to occur.

(d)          Additional Actions. Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)         respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)        avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)       in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(e)         Disclosure to Other Party. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company or a Company Subsidiary and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)         Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company, any Company Subsidiary or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08      Closing Conditions From the Signing Date until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.09      Public Announcements. No Party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the other Party. In the event that any Party is obliged by Law to make a public disclosure regarding the transactions contemplated by this Agreement, the disclosing Party shall so advise the other Parties, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10      Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any Company Subsidiary or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any Company Subsidiary or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and each Company Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 5.11       Directors’ and Officers’ Indemnification and Insurance.

(a)         Assumption of Indemnification Obligations. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by Company or any Company Subsidiary now existing in favor of each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Company or any Company Subsidiary, or who is an heir or legal representative of any such Person (each a “D&O Indemnified Party”), as provided in the Company Charter Documents or Company Subsidiary Charter Documents, in each case as in effect on the Signing Date or pursuant to any other Contracts in effect on the date hereof, will: (1) be assumed by the Surviving Corporation in the Merger, without further action at the Effective Time; and (2) survive the Merger and remain in full force and effect in accordance with their terms, and, if any Action is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)         Tail Insurance. Prior to the Closing, Company shall obtain and fully pay for, for the benefit of the Company and each Company Subsidiary, “tail” insurance policies with a claims period that is acceptable to the Company with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Parent shall bear the cost of the D&O Tail Policy. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Corporation not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither the Surviving Corporation nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(c)          Survival. The obligations of Parent and the Surviving Corporation under this Section 5.11 will survive the consummation of the Merger and will not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.11 applies without the consent of such affected D&O Indemnified Party, it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.11 applies will be third-party beneficiaries of this Section 5.11, each of whom may enforce the provisions of this Section 5.11.

(d)         Successors. If Parent, the Surviving Corporation, any Company Subsidiary or any of their respective successors or assigns: (1) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger; or (2) transfers all or substantially all of its properties and assets to any Person; then, and in either such case, proper provision will be made so that the successors and assigns of Parent, the Surviving Corporation or such Subsidiary, as the case may be, will assume all of the obligations set forth in this Section 5.11. The agreements and covenants contained herein will not be deemed to be exclusive of any other rights to which any indemnified party is entitled, whether pursuant to Applicable Law, contract or otherwise. Nothing in this Agreement is intended to, will be construed to or will release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any Company Subsidiary or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.11 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.12       Employee Benefits.

(a)          Maintenance of Existing Benefits. Parent shall cause the Surviving Corporation to continue to provide employees of the Company or any Company Subsidiary who are in the employment of the Company or any Company Subsidiary immediately prior to the Effective Time (such employees, “Continuing Employees”): (i) an annual base salary or hourly wage rate at least equal to the amount that was being paid to each such employee as of the Closing Date; (ii) through the plan year ending July 1, 2022, health insurance pursuant to the health insurance plan in place as of the Closing Date; (iii) to maintain the employee profit sharing obligations pursuant to the Company’s 2021 profit sharing plan and (iv) to provide all other employment benefits of the Company in effect prior to the Effective Time.

(b)          Credit Under Surviving Corporation Benefit Plans. With respect to Benefit Plans providing benefits to employees of the Surviving Corporation and the Company Subsidiaries following the Effective Time, Parent shall: (i) give such employees service credit for their employment with Company and its Subsidiaries for all purposes to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such employee participated or was eligible to participate immediately prior to the Effective Time (including, but not limited to, accrued but unused paid time off); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)          Long-Term Incentive Program for Continuing Employees. No later than the beginning of the fiscal year commencing January 1, 2022, Parent shall establish a long-term incentive program for Continuing Employees that shall provide for an annual cash bonus and equity awards in the capital stock of Parent.

Section 5.13      PPP Loan.  The Parties agree that an amount equal to the PPP Loan Amount shall be held by the PPP Lender until such time as the Company receives confirmation that the PPP Loan has been forgiven. Upon the conclusion of the PPP Loan Forgiveness Period, the Parent shall notify the Shareholder Representative Group of the PPP Forgiven Loan Amount, and the Parent shall cause the Company to distribute an amount equal to such PPP Forgiven Loan Amount to the Shareholders in accordance with their Pro Rata Shares. Additionally, any portion of the PPP Loan that has not been deemed forgiven by the PPP Lender and/or the U.S. Small Business Administration at the conclusion of the PPP Loan Forgiveness Period shall be released to the Company.

Section 5.14       Listing of Common Stock Consideration.

(a)          Registration Statement Filing. Within twenty four (24) hours after the Closing, Parent shall prepare and file with the SEC a Registration Statement on Form S-3 (the “Registration Statement”) covering the resale of all shares of common stock of Parent that comprise the Stock Consideration to be issued to the Shareholders hereunder (the “Registrable Shares”) for an offering to be made on a continuous basis pursuant to Rule 415. Parent shall use its best efforts cause such Registration Statement to be declared effective under the Securities Act as soon as possible. Once declared effective by the SEC, Parent shall keep the Registration Statement continuously effective under the Securities Act until the date which is the earliest of (i) one year after its effective date, (ii) such time as all of the Registrable Shares covered by such Registration Statement have been publicly sold by the Shareholders, or (iii) such time as all of the Registrable Shares covered by such Registration Statement may be sold by the Stockholders pursuant to Rule 144(d).

(b)          Parent Compliance. Parent shall (i) prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective as to the applicable Registrable Shares; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible to any comments received from the SEC with respect to the Registration Statement or any amendment thereto and, as promptly as reasonably possible provide the Shareholder Representative Group true and complete copies of all correspondence from and to the SEC relating to such Registration Statement that would not result in the disclosure to the holders of material and non-public information concerning the Company; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statements and the disposition of all Registrable Shares covered by each Registration Statement.

(c)          Notifications. Parent shall notify the Shareholder Representative Group as promptly as reasonably possible (i)(A) when a prospectus or any prospectus supplement or post- effective amendment to a Registration Statement is proposed to be filed; (B) when the SEC notifies Parent whether there will be a “review” of such Registration Statement and whenever the SEC comments in writing on such Registration; and (C) with respect to each Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC or any other Federal or state governmental authority for amendments or supplements to a Registration Statement or prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement covering any or all of the Registrable Shares or the initiation of any proceedings for that purpose; (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (v) of the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)          Stop Orders and Suspensions. Parent shall use its reasonable best efforts to avoid the issuance of, or, if issued, to promptly obtain the withdrawal of (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Shares for sale in any jurisdiction, at the earliest practicable moment.

(e)          Cooperation. Parent shall reasonably cooperate with Shareholders to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be delivered to a transferee pursuant to the Registration Statement, which certificates shall be free of all restrictive legends, and to enable such Registrable Shares to be in such denominations and registered in such names as any Shareholder may request.

(f)          Registration Expenses. All fees and expenses incident to the registration of the Registrable Shares (but not any commission, discount, or other underwriter, broker or similar selling fees) shall be borne by Parent.

(g)          Reporting Status. Until the date on which the Shareholders sell all of the Registrable Shares issued to them in the Merger, Parent shall timely file all reports required to be filed with the SEC pursuant to the 1934 Act, and Parent shall not terminate its status as an issuer required to timely file reports under the 1934 Act even if the 1934 Act or the rules and regulations promulgated thereunder would otherwise permit such termination.

(h)          Listing. Parent shall cause all Registrable Shares issued to Stockholders in the Merger are tradeable on Nasdaq and shall maintain a listing for the trading of all Parent shares issued to Shareholders in connection with the Merger on NASDAQ, so long as any other Parent shares shall be so listed. Parent shall not take any action which would be reasonably expected to result in the delisting or suspension of Parent Shares.

(i)           Put Agreement. Parent acknowledges that the certain of the shares of common stock of Parent that comprise the Stock Consideration are subject to the put rights contained in each Put Agreement. Parent shall comply with the terms of each Put Agreement, including, but not limited to, Parent’s purchase of common stock of Parent from each Shareholder that is party to a Put Agreement upon exercise of the put right as described therein.

Section 5.15      Lockup Period. During the period beginning on the Closing Date and ending one hundred and eighty (180) days thereafter (the “Lockup Period”), no member of Shareholder Representative Group shall sell any amount of the Stock Consideration he receives pursuant to the transactions contemplated hereby, provided that during the Lockup Period, Jeffrey Irish may sell up to twenty five percent (25%) of the Stock Consideration he receives pursuant to the transactions contemplated hereby.

Section 5.16      Post-Closing Governance Matters.

(a)          iSun Residential President. Duane Peterson and James Moore shall participate on a search committee to select a President of iSun Residential at such time when the position is required as determined by Parent. James Moore shall be the President of iSun Residential until such President is appointed and shall service on the executive team of Parent.

(b)          Board Observer. Shareholder Representative Group shall have the right to appoint an observer to the Parent Board to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors at the same time and in the same manner as provided to such directors.

(c)          Parent Board. When Parent’s annual revenue exceeds $250,000,000, the Parent Board may be expanded by Parent. When the Parent Board is expanded, Shareholder Representative Group shall have the right to suggest a candidate for election to the Parent Board.

Section 5.17       Miscellaneous Covenants.

(a)          Surviving Corporation Matters. The Surviving Corporation may maintain its current branding, sales territory, product mix, management team, employee headcount, and facilities for at least two (2) years following the Closing Date. The Surviving Corporation may continue its work plan on diversity, equity, inclusion, and justice for no less than one (1) year following the Closing Date.

(b)          Parent ESG Matters. Within one (1) year of the Closing Date, Parent shall: (i) use commercially reasonable efforts to pursue certification as a B Corporation; and (ii) create an impact committee that focuses on climate change, social impact, diversity, and community relations.

(c)          Working Capital.  Following the Closing, and continuing until all Earn-Out Payments are made, until such time as the Company establishes a commercial line of credit,  Parent shall extend to the Company an inter-company  working capital line of credit of no less than $3,000,000 on the same or better terms that Parent receives from its commercial lender, NBT Bank, N.A., or any successor or replacement financial institution. At Closing, Parent shall contribute no less than $1,000,000 to the Company as an advance draw on the working capital line of credit.  The $1,000,000 advance shall be in the form of an electronic transfer to the Company’s main operating account at Citizens Bank (transfer instructions to be provided prior to Closing).   Should the Company’s working capital needs grow beyond $3,000,000 as a result of organic growth and/or acquisitions prior to the payment of the final Earn-Out Payment, Parent and Company shall work together in good faith to increase the intercompany line of credit as needed to support its growth.  The Company’s accounts receivable and inventory will be pledged as collateral securing  the working capital line of credit. Elegible advances will be determined in a manner consistent with Parent’s commercial line of credit, i.e., accounts receivable at 80% and inventory at 50%.

Section 5.18       Parent Guaranty. Parent hereby guaranties, irrevocably, absolutely, and unconditionally, the payment of the Merger Consideration to the Shareholders, and the full and complete performance of all obligations of Merger Sub and iSun Residential under this Agreement and the Ancillary Agreements.

ARTICLE VI
Tax Matters

Section 6.01     Tax Covenants. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Shareholders when due. Shareholder Representative Group shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

Section 6.02      Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any Company Subsidiary shall be terminated as of the Closing Date. After such date neither the Company, any Company Subsidiary nor any of their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03      Tax Returns

(a)          The Company and each Company Subsidiary shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)         Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company and each Company Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Shareholder Representative Group (together with schedules, statements and, to the extent requested by Shareholder Representative Group, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Shareholder Representative Group objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Shareholder Representative Group shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Shareholder Representative Group are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Shareholder Representative Group. The preparation and filing of any Tax Return of the Company or any Company Subsidiary that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the Indemnification Escrow Funds (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.04 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Final Working Capital.

Section 6.04      Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)          in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)         in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05      Contests. Parent agrees to give written notice to Shareholder Representative Group of the receipt of any written notice by the Company, any Company Subsidiary, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Section 6.05 (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Shareholder Representative Group (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Shareholder Representative Group shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Shareholder Representative Group.

Section 6.06      Cooperation and Exchange of Information. The Shareholder Representative Group, the Company, each Company Subsidiary and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Section 6.06 or in connection with any audit or other proceeding in respect of Taxes of the Company and any Company Subsidiary. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Shareholder Representative Group, the Company, each Company Subsidiary and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and each Company Subsidiary for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company or any Company Subsidiary for any taxable period beginning before the Closing Date, Shareholder Representative Group, the Company, such Company Subsidiary or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.07      FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company or any Company Subsidiary is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)) (the “FIRPTA Statement”).

ARTICLE VII
Conditions to Closing

Section 7.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)          This Agreement shall have been duly adopted by the Requisite Company Vote.

(b)          The filings of Parent and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(d)          The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities, if any, referred to in Section 3.03 of the Disclosure Schedules and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 of the Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a)         Other than the Company Fundamental Representations, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the Signing Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Company Fundamental Representations shall be true and correct in all respects on and as of the Signing Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)          The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)          No Action shall have been commenced against Parent, Merger Sub, the Company or any Company Subsidiary, that would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e)          From the Signing Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f)          The Company shall have delivered each of the closing deliverables set forth in Section 2.04(a).

Section 7.03     Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a)          Other than the Parent Fundamental Representations, the representations and warranties of Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the Signing Date and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Parent Fundamental Representations shall be true and correct in all respects on and as of the Signing Date and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)          Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c)          No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)          All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e)          Parent shall have delivered each of the closing deliverables set forth in Section 2.04(b).

(f)          Parent shall have fulfilled its pre-closing obligations pursuant to Section 5.14 including but not limited to having caused the shares of common stock of Parent comprising the Stock Consideration to be: (i) issued pursuant to a registered offering under the Securities Act of 1933, and (ii) listed on Nasdaq.

ARTICLE VIII
Indemnification

Section 8.01      Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that the (a) the Company Fundamental Representations and the Parent Fundamental Representations shall survive until the twentieth (20th) anniversary of the Closing Date, and (b) the representations and warranties contained in Section 3.17 (Environmental Matters) and Section 3.18 (Employee Benefit Matters) shall survive for the full period of all statutes of limitations applicable to Laws referenced in those Sections (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Any claim for breach of representation or warranty hereunder shall be deemed to have accrued as of the Closing, and no such claim for any such breach may be brought unless notice thereof is given prior to expiration of the applicable survival period. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02      Indemnification By Shareholders. Subject to the other terms and conditions of this Article VIII, the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Parent and its Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement; or

(c)          any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration.

Section 8.03      Indemnification By Parent. Subject to the other terms and conditions of this Article VIII, Parent shall indemnify and defend each of the Shareholders and their Affiliates and their respective Representatives (collectively, the “Shareholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)         any inaccuracy in or breach of any of the representations or warranties of Parent, iSun Residential, and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent, iSun Residential, or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent, iSun Residential, or Merger Sub pursuant to this Agreement.

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)          Shareholders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds $250,000 (the “Basket”). The aggregate amount of all Losses for which Shareholders shall be liable pursuant to Section 8.02 shall not exceed $2,500,000 (the “Cap”).

(b)          Parent shall not be liable to the Shareholder Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Basket. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03 shall not exceed the Cap.

(c)          Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses: (i) arising out of any inaccuracy in or breach of any representation or warranty in the Parent Fundamental Representations or Company Fundamental Representations; or (ii) arising out of fraud, intentional misrepresentation, or gross negligence.

(d)        For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05      Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.” For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Shareholder Representative Group, and (ii) Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Shareholder Representative Group. Any payment received by Shareholder Representative Group as the Indemnified Party shall be distributed to the Shareholders in accordance with this Agreement.

(a)          Third Party Claims.

(i)         Notice. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(ii)        Participation by Indemnifying Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.

(iii)       Cooperation. Shareholder Representative Group and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)         Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)         Direct Claims. Any Action by an Indemnified Party on account of a Loss that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06       Payments; Indemnification Escrow Fund.

(a)          Payment. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)         Indemnification Escrow Fund. Any Losses payable to a Parent Indemnitee pursuant to this Article VIII shall be satisfied (i) first from the Indemnification Escrow Fund, and (ii) second, to the extent the amount of Losses exceeds the amounts available to the Parent Indemnitee in the Indemnification Escrow Fund, from the Shareholders, severally and not jointly (in accordance with their Pro Rata Shares).

(c)         Release of Monies in Indemnification Escrow Fund. Upon the termination of the Indemnification Escrow Fund pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Indemnification Escrow Fund to the Shareholders as set forth in the Escrow Agreement in accordance with their Pro Rata Shares.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08      Exclusive Remedies. Subject to Section 10.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s criminal or willful misconduct or common law fraud with respect to the subject matter of the representations and warranties set forth in the Agreement.

Section 8.09      Duty to Mitigate.  Each Indemnified Person shall take all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring expenses only to the minimum extent necessary to remedy the breach that gives rise to such Losses.

ARTICLE IX
Termination

Section 9.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by the mutual written consent of the Company and Parent;

(b)         by either the Parent or the Company if the Merger is not consummated on or before December 31, 2021, (the “End Date”), provided that such right to terminate this Agreement shall not be available to any party whose material breach of any representation, warranty, covenant, or agreement contained in this Agreement or the Ancillary Agreements has been the principal cause of, or primarily resulted in, the failure of the Merger to be consummated before the End Date.

(c)          by Parent by written notice to the Company if:

(i)         neither Parent nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; or

(ii)        any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)          by the Company by written notice to Parent if:

(i)        the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Parent’s or Merger Sub’s receipt of written notice of such breach from the Company; or

(ii)        any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the End Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.02      Termination Fee.

(a)          Parent. If this Agreement is terminated pursuant to Section 9.01(c)(i), and the reason for such termination is that this Agreement is not duly adopted by the Requisite Company Vote, then, within ten (10) Business Days of such termination, the Company shall pay Parent $2,000,000 (the “Termination Fee”) by wire transfer of immediately available funds.

(b)          Company. If this Agreement is terminated pursuant to Section 9.01(d)(i), and the reason for such termination is Parent’s (i) breach of the representation contained in Section 4.18, or (ii) failure to pay the Cash Consideration or Share Consideration at Closing, then, within ten (10) Business Days of such termination, Parent shall pay Company the Termination Fee by wire transfer of immediately available funds.  For the avoidance of doubt, if the Company has satisfied the conditions contained in Section 7.02, and the conditions contained in Section 7.01 that are applicable to the Company, or such conditions have been waived, and the Closing does not occur by December 1, 2021, Parent shall pay Company the Termination Fee by wire transfer of immediately available funds.

Section 9.03       Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)          as set forth in this Article IX, Section 5.03(c) and Article X hereof; and

(b)          that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01     Shareholder Representative Group

(a)         Shareholder Delegation. By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, each Shareholder will have irrevocably authorized and appointed the Shareholder Representative Group as such Person’s representatives and attorneys-in-fact to act on behalf of such Person with respect to this Agreement and the other Ancillary Documents and to take any and all actions and make any decisions required or permitted to be taken by the Shareholder Representative Group pursuant to this Agreement or the other Ancillary Documents, including the power to:

(i)         give and receive notices and communications;

(ii)       authorize delivery to Parent of cash from the Working Capital Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Parent pursuant to Section 2.16 or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Parent pursuant to Article VIII;

(iii)       agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.16 and Section 2.17;

(iv)       agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VIII;

(v)        litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VIII;

(vi)       execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement and PPP Escrow Agreement);

(vii)      make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement and PPP Escrow Agreement);

(viii)     engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Shareholder Representative Group in complying with its duties and obligations; and

(ix)       take all actions necessary or appropriate in the good faith judgment of Shareholder Representative Group for the accomplishment of the foregoing.

(x)       give and receive notices and communications to or from Parent (on behalf of itself or any other Parent Indemnitee), Merger Sub, the Surviving Corporation, the Escrow Agent or the Exchange Agent relating to this Agreement, the Escrow Agreement, the PPP Escrow Agreement, or the Exchange Agent Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement, the Escrow Agreement, the PPP Escrow Agreement, or the Exchange Agent Agreement expressly contemplates that any such notice or communication will be given to or received by the Shareholders individually);

(xi)      authorize delivery to Parent of cash from the Escrow Funds in satisfaction of any amounts owed to Parent with respect to any Post-Closing adjustment under Section 2.16 or in satisfaction of claims for indemnification made by any Parent Indemnitee pursuant to Article VIII;

(xii)      agree to, negotiate and enter into settlements and compromises of issues and disputes with Parent, Merger Sub or the Surviving Corporation;

(xiii)     agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to, claims for indemnification made by any Parent Indemnitee;

(xiv)     litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to this Agreement;

(xv)      undertake a review pursuant to Section 2.16 or Section 2.17;

(xvi)     agree to, object to, negotiate, resolve, enter into settlements and compromises of, and submit to review by the Independent Accountant, any matters pursuant to Section 2.16, Section 2.17(b), and Article VIII.

(xvii)    execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any other Ancillary Document;

(xviii)   make all elections or decisions contemplated by this Agreement and any other Ancillary Document;

(xix)     engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Shareholder Representative Group in complying with its duties and obligations; and

(xx)      take all actions necessary or appropriate in the judgment of the Shareholder Representative Group for the accomplishment of the foregoing.

(b)         Decision Making by Shareholder Representative Group. Any decision or action of the Shareholder Representative Group may be taken only with the approval of at least two (2) of the three (3) members of the Shareholder Representative Group. Parent and Merger Sub will be entitled to deal exclusively with the Shareholder Representative Group on all matters relating to this Agreement, and will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of the Shareholder Representative Group, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholder Representative Group, as being fully binding upon such Person.

(c)          Miscellaneous. Notices or communications to or from the Shareholder Representative Group will constitute notice to or from each of the Shareholders. The provisions of this Section 10.01(c), including the power of attorney granted pursuant to the Letter of Transmittal, are independent and severable, are irrevocable and coupled with an interest and will not be terminated by any act of any one Shareholder or by operation of law. Notwithstanding anything to the contrary contained in this Agreement, the Shareholder Representative Group will have no authority to: (i) amend the terms of this Agreement if such amendment would adversely affect in any material respect the rights of any Shareholder in a manner different in any material respect from the rights of any other Shareholder; (ii) bind any Shareholder with respect to Losses in excess of such Shareholder’s Pro Rata Share of the Closing Merger Consideration; or (iii) make any admission of fault or Liability on behalf of any Shareholder, other than with respect to the payment of any Losses under Article VIII. Parent and Merger Sub may rely upon all actions taken or omitted to be taken by the Shareholder Representative Group pursuant to this Agreement and the other Ancillary Documents, all of which actions or omissions shall be legally binding upon the Shareholder Representative Group and all the Shareholders.

(d)        Access to Information. Parent will ensure that, upon reasonable notice, the Shareholder Representative Group has reasonable access to information about Company and the reasonable assistance of Company’s officers and employees for purposes of performing the Shareholder Representative Group’s duties hereunder and exercising the Shareholder Representative Group’s rights hereunder, provided that each member of the Shareholder Representative Group will treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need-to-know basis to the Shareholder Representative Group’s Representatives for such matter who agree to treat such information confidentially).

(e)          Resignation; Replacement. Any member of the Shareholder Representative Group may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Shareholders according to each Shareholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event will any member of Shareholder Representative Group resign or be removed without the Majority Holders having first appointed a successor member who will assume such duties immediately upon the resignation or removal of such member of the Shareholder Representative Group. In the event of the death, incapacity, resignation or removal of any member of the Shareholder Representative Group, a successor member will be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such member of the Shareholder Representative Group will be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided that until such notice is received, Parent, Merger Sub and the Surviving Corporation will be entitled to rely on the decisions and actions of the Shareholder Representative Group as constituted prior to such appointment as described above.

(f)         No Liability; Indemnification by Shareholders. No member of the Shareholder Representative Group will be liable to the Shareholders for actions taken pursuant to this Agreement or the other Ancillary Documents, except to the extent such actions will have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Shareholder Representative Group will be conclusive evidence of good faith). The Shareholders will severally (in accordance with their respective Pro Rata Shares), and not jointly, indemnify, defend and hold harmless the members of the Shareholder Representative Group from and against, compensate them for, reimburse them for and pay any and all Losses arising out of and in connection with their activities as members of the Shareholder Representative Group under this Agreement and the other Ancillary Documents (the “Representative Losses”), in each case as such Representative Losses are suffered or incurred; provided, that if it is finally adjudicated that any Representative Losses or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of any member of the Shareholder Representative Group, such member will reimburse the Shareholders the amount of such indemnified Representative Losses attributable to such gross negligence, fraud, intentional misconduct or bad faith.

Section 10.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Parent and the Company shall be equally responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

Section 10.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

If to the Company:	SolarCommunities, Inc. 442 US-2 Waterbury, Vermont 05676 Attention: Duane Peterson, Co-President and Founder Email: duanepeterson@suncommon.com

with a copy to:	Dinse P.C. Attn: David R. Gurtman, Esq. 209 Battery Street Burlington, Vermont 05401 Email: dgurtman@dinse.com

If to Parent or Merger Sub:	iSun, Inc. Attn: Jeffrey Peck, CEO 400 Avenue D, Suite 10 Williston, Vermont 05495 email: jpeck@isunenergy.com

with a copy to:	Merritt & Merritt Attn: H. Kenneth Merritt, Jr. Esq. 60 Lake Street, Second Floor PO Box 5839 Burlington, Vermont 05402 E-mail: kmerritt@merritt-merritt.com

If to Shareholder Representative Group:	SolarCommunities, Inc. 442 US-2 Waterbury, Vermont 05676 Attention: Duane Peterson, Co-President and Founder Email: duanepeterson@suncommon.com

with a copy to:	Dinse P.C. Attn: David R. Gurtman, Esq. 209 Battery Street Burlington, Vermont 05401 Email: dgurtman@dinse.com

Section 10.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.07    Entire Agreement. This Agreement, including the Exhibits and Disclosure Schedules, and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.09    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Shareholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.11     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Vermont without giving effect to any choice or conflict of law provision or rule (whether of the State of Vermont or any other jurisdiction).

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF VERMONT IN EACH CASE LOCATED IN THE CITY OF BURLINGTON AND COUNTY OF CHITTENDEN, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.12     Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement or any Ancillary Documents delivered by facsimile, e-mail or other means of electronic transmission, including via DocuSign or other recognized third-party electronic signature program, shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.14     Attorney-Client Privilege; Continued Representation.

(a)          Each of the parties hereto acknowledges and agrees that Dinse P.C. (“Company Counsel”) has acted as counsel to Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and thereby.

(b)         Parent hereby consents and agrees to, and agrees to cause the Company and Company Subsidiaries to consent and agree to, Company Counsel representing Company after the Closing in matters related to this Agreement and the transactions contemplated hereby, including with respect to disputes in which the interests of Company may be directly adverse to Parent and the Company and Company Subsidiaries, and even though Company Counsel may have represented the Company and Company Subsidiaries in a matter substantially related to any such dispute, or may be handling ongoing matters for any of the Company and Company Subsidiaries. Parent further consents and agrees to, and agrees to cause the Company and Company Subsidiaries to consent and agree to, the communication by Company Counsel to Company and Company Subsidiaries in connection with any such representation of any fact known to Company Counsel arising by reason of Company Counsel’s prior representation of any of the Company and Company Subsidiaries.

(c)          In connection with the foregoing, Parent hereby irrevocably waives and agrees not to assert, and agree to cause the Company and Company Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with Company Counsel’s representation of Company in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby and thereby.

(d)        Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company and Company Subsidiaries, that all communications in any form or format whatsoever between or among Company Counsel, on the one hand, and Company, any Company Subsidiaries, or any of their respective shareholders, directors, officers employees or other representatives, on the other hand, that specifically relate to this Agreement or the negotiation of the transactions contemplated hereby and thereby (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communications and the expectation of client confidence relating thereto belong solely to the Shareholders, shall be controlled by the Shareholders and shall not pass to or be claimed by Parent or any of the Company and Company Subsidiaries.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

iSUN, INC.

By:	/s/ Jeffrey Peck
Name:Jeffrey Peck
Title:Chief Executive Officer

iSUN RESIDENTIAL:

iSUN RESIDENTIAL INC.

By:	/s/ Jeffrey Peck
Name: Jeffrey Peck
Title: Chief Executive Officer

MERGER SUB:

iSUN RESIDENTIAL MERGER SUB, INC.

By:	/s/ Jeffrey Peck
Name: Jeffrey Peck
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

COMPANY:

SOLARCOMMUNITIES, INC.

By:	/s/ Duane Peterson
Name: Duane Peterson
Title:Co-President

SHAREHOLDER REPRESENTATIVE GROUP:

/s/ Duane Peterson
Duane Peterson

/s/ James Moore
James Moore

/s/ Jeffrey Irish
Jeffrey Irish